UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 21, 2009

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-27905	35-2085640
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

110 E. Charles Street, Muncie, Indiana	47305-2419
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765)747-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2009, the Board of Directors of MutualFirst Financial, Inc. (the "Company"), the holding company for MutualBank (the "Bank"), approved a new cash incentive bonus plan for 2009 (the "2009 Bonus Plan") for the top 15 executive and senior officers of the Company and the Bank.  The 2009 Bonus Plan provides for a potential annual bonus to all executive and senior officers in early 2010.  The annual bonus will be paid if and to the extent the Company's earnings per share for 2009 meet designated target levels, which vary from officer to officer.  The amount of the annual bonuses under the 2009 Bonus Plan, if earned, will be determined by multiplying each officer’s salary by the officer’s payout percentage.  The payout percentages will vary from officer to officer, with some officers earning a bonus at the threshold performance level and others not earning a bonus unless the earnings per share reach a higher target performance level.  In addition, the payout percentages will increase proportionately, if and to the extent the Company attains a performance level above the baseline performance level required for each particular officer to receive a bonus.  Depending on the extent to which actual performance exceeds baseline performance levels, the maximum annual bonus payable to the named executive officers in our 2009 proxy statement will range from 25% to 40% of their 2009 salaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2009	MUTUALFIRST FINANCIAL, INC.

	By:	/s/ David W. Heeter
David W. Heeter President and Chief Executive Officer